Exhibit 99.1

Shimmick Corporation Announces Third Quarter 2026 Results

Irvine, CA, November 12, 2026 – Shimmick Corp. (NASDAQ: SHIM), a leading infrastructure solutions provider in water, electrical and other critical infrastructure construction services, today announced financial results for the third quarter ended October 2, 2026.

Highlights

•
Reported Q3 2026 revenue of $136 million, all of which was driven by Shimmick Projects
o
Total Q3 2026 Shimmick Projects revenue up 28% quarter-over-quarter
•
Reported Q3 2026 gross margin of $17 million, driven by $18 million of gross margin from Shimmick Projects
o
Total Q3 2026 Shimmick Project gross margin up 487 bps quarter-over-quarter
•
Recognized a Q3 2026 net income of $1 million, our first quarter with positive net income since Q3 2023
•
Reported Q3 2026 Adjusted EBITDA of $9 million, up 106% quarter-over-quarter, our fifth consecutive quarter with positive Adjusted EBITDA and trailing-twelve-month of $20 million
•
Reported liquidity of $53 million as of October 2, 2026, an increase of $20 million from Q2 2026
•
Backlog is approximately $907 million ending Q3 2026
o
2026 fiscal year book-to-burn ratio of 1.3x, with Shimmick Projects now representing approximately 98% of total backlog
•
$401 million of additional new awards pending in electrical and water target markets

“Third quarter results show our strategy working. We returned to positive net income for the first time since the third quarter of 2023, and Shimmick Projects revenue grew 28% year over year as newer, higher-margin work replaced legacy projects,” said Ural Yal, Chief Executive Officer. “We are winning the projects we want, in the markets we want, at the risk profile we want. With strong demand in water and electrical infrastructure and a backlog that is increasingly diversified across markets, funding sources and customers, we expect to continue growing revenue and earnings from here.”

Financial Results

A summary of our results is included in the table below:

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	October 2, 2026	October 3, 2025	October 2, 2026	October 3, 2025
Revenue	$136	$142	$330	$392
Gross margin	17	11	40	24
Net income (loss) attributable to Shimmick Corporation	1	(4)	(9)	(23)
Adjusted net income (loss)	4	(0)	1	(12)
Adjusted EBITDA	9	4	16	1
Diluted income (loss) per common share attributable to Shimmick Corporation	$0.02	$(0.12)	$(0.22)	$(0.65)
Adjusted diluted income (loss) per common share attributable to Shimmick Corporation	$0.08	$(0.01)	$0.02	$(0.36)

The following table sets forth selected revenue and gross margin data for the three months ended October 2, 2026 compared to the three months ended October 3, 2025:

	Three Months Ended		Nine Months Ended
(In millions, except percentage data)	October 2, 2026	October 3, 2025	October 2, 2026	October 3, 2025
Shimmick Projects(1)
Revenue	$136	$107	$320	$313
Gross Margin	$18	$10	$38	$30
Gross Margin (%)	13%	9%	12%	10%
Non-Core Projects(2)
Revenue	$(0)	$35	$11	$80
Gross Margin	$(1)	$1	$2	$(7)
Gross Margin (%)	183%	2%	18%	(8)%
Consolidated Total
Revenue	$136	$142	$330	$392
Gross Margin	$17	$11	$40	$24
Gross Margin (%)	12%	8%	12%	6%

(1) Shimmick Projects are those projects started after prior ownership that have focused on water, climate resilience, energy transition, and sustainable transportation.

(2) Projects that started under prior ownership or focus on foundation drilling are referred to as "Non-Core Projects" (formerly referred to as "Legacy and Foundations Projects").

Shimmick Projects

Projects started after the AECOM Sale Transaction ("Shimmick Projects") have focused on critical infrastructure aligned with our strategy, including water, climate resilience, energy transition and sustainable transportation. Revenue recognized on Shimmick Projects was $136 million and $107 million for the three months ended October 2, 2026 and October 3, 2025, respectively. The $29 million increase in revenue was primarily the result of $69 million of increases in revenue from recently awarded projects ramping up. These increases were partially offset by a $14 million decrease in revenue as the result of the completion of a lower margin operation and maintenance project during the third quarter of fiscal year 2025 and $26 million of decreases in revenue from lower activity on projects winding down and completing.

Gross margin recognized on Shimmick Projects was $18 million and $10 million for the three months ended October 2, 2026 and October 3, 2025, respectively. The $8 million increase in gross margin was primarily the result of recently awarded projects ramping up.

Non-Core Projects

As part of the AECOM Sale Transaction, we acquired projects and backlog that were started under prior ownership (formerly referred to as "Legacy and Foundations Projects").

Non-Core Projects revenue was $(423) thousand and $35 million for the three months ended October 2, 2026 and October 3, 2025, respectively. The $36 million decrease was primarily the result of the termination of one Non-Core Project in Tennessee during the second quarter of 2026 and the Company working to wind down these Non-Core Projects.

Gross margin recognized on Non-Core Projects was $(1) million for the three months ended October 2, 2026 as compared to $1 million for the three months ended October 3, 2025. The $2 million decrease was primarily the result of favorable cost savings recognized during the three months ended October 3, 2025 which did not reoccur during the three months ended October 2, 2026.

A subset of Non-Core Projects ("Non-Core Loss Projects") has experienced significant cost overruns due to the COVID pandemic, design issues, legal costs and other factors. In the Non-Core Loss Projects, we have recognized the estimated costs to complete and the loss expected from these projects. If the estimates of costs to complete fixed-price contracts indicate a further loss, the entire amount of the additional loss expected over the life of the project is immediately recognized as a period cost in the cost of revenue. As these Non-Core Loss Projects continue to wind down to completion, no further gross margin will be recognized absent external factors and in some cases, there may be additional costs associated with these projects that could lower gross margin. Revenue recognized on these Non-Core Loss Projects was $(2) million and $31 million for the three months ended October 2, 2026 and October 3, 2025, respectively. Gross margin recognized on these Non-Core Loss Projects was $(1) million and $1 million for the three months ended October 2, 2026 and October 3, 2025, respectively. The decrease in gross margin was primarily the result of the Company working to wind down these Non-Core Projects.

Selling, general and administrative expenses

Selling, general and administrative expenses remained approximately flat period over period.

Equity in earnings of unconsolidated joint ventures

Equity in earnings of unconsolidated joint ventures increased by $1 million during the three months ended October 2, 2026 primarily as the result of an increase in activity on a dam project in the current year as compared to the three months ended October 3, 2025.

Gain on sale of assets, net

Gain on sale of assets, net remained approximately flat period over period.

Interest expense

Interest expense increased by $1 million during the three months ended October 2, 2026 primarily due to the accelerated recognition of remaining unamortized debt issuance expenses resulting from the early repayment of the Ansley Loan Agreement in connection with a refinancing at a lower interest rate during the three months ended October 2, 2026.

Other expense (income), net

Other expense (income), net remained approximately flat period over period.

Income tax expense

Due to an expected loss for the fiscal year ending 2026 and a realized loss for the fiscal year ended 2025, no income tax expense was recorded for either the three months ended October 2, 2026 or the three months ended October 3, 2025.

Net income (loss)

Net income (loss) increased by $5 million to net income of $1 million for the three months ended October 2, 2026, primarily due to an increase in gross margin of $6 million and an increase in equity in earnings of unconsolidated joint ventures of $1 million, partially offset by an increase in interest expense of $1 million, all as described above.

Diluted income per common share attributable to Shimmick Corporation was $0.02 for the three months ended October 2, 2026, compared to diluted loss per common share of $(0.12) for the three months ended October 3, 2025.

Adjusted net income was $4 million for the three months ended October 2, 2026, compared to adjusted net loss of $(236) thousand for the three months ended October 3, 2025.

Adjusted diluted income (loss) per common share attributable to Shimmick Corporation was $0.08 for the three months ended October 2, 2026, compared to $(0.01) for the three months ended October 3, 2025.

Adjusted EBITDA was $9 million for the three months ended October 2, 2026, compared to $4 million for the three months ended October 3, 2025. The increase was primarily the result of the increase in gross margin of $6 million as described above.

“We continued to build financial momentum this quarter, delivering $9 million of adjusted EBITDA, positive net income and increasing liquidity by $20 million sequentially to $53 million,” said Todd Yoder, Executive Vice President and Chief Financial Officer. “With approximately $16 million of adjusted EBITDA year-to-date, we have exceeded the low end of our original $15 million to $30 million full-year range and are narrowing our adjusted EBITDA guidance to $20 million to $25 million. As Shimmick Projects now represent approximately 98% of backlog and Non-Core activity continues to wind down, we are seeing greater stability in gross margins as the earnings and cash-generation potential of the core business begins to emerge.”

Outlook and Guidance

As of November 12, 2026, for the full 2026 fiscal year:

•
We reaffirm our guidance of Consolidated Adjusted EBITDA between $20 million and $25 million, representing year-over-year growth of 350% at the midpoint

•
We now expect consolidated revenue(1) in the range of $500 million and $525 million, representing year-over-year growth of 4% at the midpoint

(1) Includes revenue as well as Shimmick's proportionate share of work put-in-place from equity method joint ventures.

Conference Call and Webcast Information

Shimmick will host a video webcast conference call on Thursday, November 12, 2026 at 4:30 p.m. Eastern Time. Interested parties are invited to listen to or watch the conference call which can be accessed live-streamed via the Company’s Investor Relations website (https://investors.shimmick.com/). A copy of the earnings call presentation will also be posted to the Company's website. A replay of the video webcast will be available through the same link following the conference call for a limited time beginning immediately following the call.

About Shimmick Corporation

Shimmick Corporation ("Shimmick", the "Company") (NASDAQ: SHIM) is an industry leader in delivering turnkey infrastructure solutions that strengthen critical markets across water, energy, climate resiliency, and sustainable transportation. With a track record that spans over a century, Shimmick, headquartered in California, unites deep engineering heritage with entrepreneurial spirit to tackle today's most complex infrastructure challenges. We integrate technical excellence with collaborative project delivery methods to provide innovative, technology-driven infrastructure solutions that accelerate economic growth and empower communities nationwide. For more information, visit www.shimmick.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are often characterized by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. Forward-looking statements contained in this release include, but are not limited to, statements about: expected future financial performance (including the assumptions related thereto), including our revenue, net income (loss), backlog and Adjusted EBITDA; our growth prospects, including with respect to new awards, certain geographies and our electrical business; our expectations regarding profitability; our strategic transformation towards becoming more capital-efficient business; our market relationships and reputation; our core capabilities and skillset; the risk profile of our project portfolio; and our capital plans and expectations related thereto. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements. Forward-looking statements are only predictions based on our current expectations and our projections about future events, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law.

We wish to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect our actual financial results and could cause our actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on our behalf, including, but not limited to, the following: our ability to accurately estimate risks, requirements or costs when we bid on or negotiate a contract; the impact of our fixed-price contracts; qualifying as an eligible bidder for contracts; the availability of qualified personnel, joint venture partners and subcontractors; inability to attract and retain qualified managers and skilled employees and the impact of loss of key management; higher costs to lease, acquire and maintain equipment necessary for our operations or a decline in the market value of owned equipment; subcontractors failing to satisfy their obligations to us or other parties or any inability to maintain subcontractor relationships; marketplace competition; our inability to obtain bonding; our limited operating history as an independent company following our separation from AECOM, our prior owner our relationship and transactions with our prior owner; our prior owner defaulting on its contractual obligations to us or under agreements in which we are beneficiary; our limited number of customers; any inability to successfully expand our business into new markets or geographies; dependence on subcontractors and suppliers of materials; any inability to secure sufficient aggregates; an inability to complete a merger or acquisition or to integrate an acquired company’s business; adjustments in our contract backlog; accounting for our revenue and costs involves significant estimates, as does our use of the input method of revenue recognition based on costs incurred relative to total expected costs; material impairments; any failure to comply with covenants under any current indebtedness, and future indebtedness we may incur; the adequacy of sources of liquidity; the outcome of any legal or regulatory proceedings to which we are, or may become, a party, including our appeal of the USACE’s notice of termination related to the Chickamauga Lock project; the effectiveness of our disclosure controls and procedures; cybersecurity attacks against, disruptions, failures or security breaches of, our information technology systems; seasonality of our business; commodity products price fluctuations, inflation (and actions taken by monetary authorities in response to inflation) and/or rising interest rates; climate change; deterioration of the U.S. economy; changes in state and federal laws, regulations or policies under the current presidential administration, including changes in trade policies and regulations, including increases or changes in duties, current and potentially new tariffs or quotas and other similar measures, as well as the impact of retaliatory tariffs and other actions, changes to tax legislation, potential changes to the amounts provided for under the Infrastructure Investment and Jobs Act, changes to immigration laws, as well as other legislation and executive orders or decreases or delays in or uncertainties related to governmental spending, and geopolitical risks, including those related to the war between Russia and Ukraine and the conflict and potential regime change in Iran and the associated disruption to the Strait of Hormuz, as well as other hostilities in the Middle East, and related disruptions to global energy markets; and other risks detailed in our filings with the Securities and Exchange Commission, including the “Risk

Factors” section in our Annual Report on Form 10-K for the fiscal year ended January 2, 2026 and those described from time to time in our future reports with the SEC.

Non-GAAP Definitions This press release includes unaudited non-GAAP financial measures, adjusted EBITDA and adjusted net income (loss) and adjusted diluted income (loss) per common share. For definitions of these non-GAAP financial measures and reconciliations to the most comparable GAAP measures, see "Explanatory Notes" and tables that follow in this press release. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

Please refer to the Reconciliation between Net income (loss) attributable to Shimmick Corporation and Adjusted net income (loss) and Adjusted diluted income (loss) per common share included within Table A and the Reconciliation between Net income (loss) attributable to Shimmick Corporation and Adjusted EBITDA included within Table B below.

We do not provide a reconciliation for forward-looking non-GAAP guidance because we are unable to predict certain items contained in the U.S. GAAP measures without unreasonable efforts. These items may include legal fees and other costs for a Non-Core Loss Project, acquisition-related costs, litigation charges or settlements, and certain other unusual adjustments.

Investor Relations Contact

1-949-704-2350

IR@shimmick.com

Shimmick Corporation

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	October 2,	January 2,
	2026	2026
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$34,237	$19,969
Restricted cash	329	1,890
Accounts receivable, net	19,216	30,179
Contract assets, current	155,426	110,276
Prepaids and other current assets	14,635	13,067

TOTAL CURRENT ASSETS	223,843	175,381

Property, plant and equipment, net	5,298	10,571
Intangible assets, net	2,158	4,091
Lease right-of-use assets	14,955	16,466
Investment in unconsolidated joint ventures	13,553	11,866
Other assets	413	388

TOTAL ASSETS	$260,220	$218,763

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable	$90,330	$69,542
Contract liabilities, current	58,998	53,760
Accrued expenses	30,499	34,172
Current portion of long-term debt, net	1,916	4,143
Other current liabilities	31,522	34,499

TOTAL CURRENT LIABILITIES	213,265	196,116

Long-term debt, less current portion, net	72,622	60,316
Lease liabilities, non-current	10,389	11,913
Contract liabilities, non-current	410	453
Contingent consideration	5,470	5,203
Other liabilities	2,368	1,402

TOTAL LIABILITIES	304,524	275,403

Commitments and Contingencies

STOCKHOLDERS' DEFICIT
Common stock, $0.01 par value, 100,000,000 shares authorized as of October 2, 2026 and January 2, 2026; 42,761,763 and 36,035,559 shares issued and outstanding as of October 2, 2026 and January 2, 2026, respectively	428	360
Additional paid-in-capital	67,580	46,795
Retained deficit	(112,312)	(103,795)
Non-controlling interests	—	—

TOTAL STOCKHOLDERS' DEFICIT	(44,304)	(56,640)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$260,220	$218,763

Shimmick Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
	2026	2025	2026	2025
Revenue	$135,798	$141,920	$330,447	$392,432
Cost of revenue	118,864	131,131	290,161	368,818
Gross margin	16,934	10,789	40,286	23,614
Selling, general and administrative expenses	14,300	14,292	44,745	43,701
Total operating expenses	14,300	14,292	44,745	43,701
Equity in earnings of unconsolidated joint ventures	909	312	3,054	851
Gain on sale of assets, net	62	10	40	80
Income (loss) from operations	3,605	(3,181)	(1,365)	(19,156)
Interest expense	2,680	1,434	6,892	3,747
Other expense (income), net	77	(219)	134	(371)
Net income (loss) before income tax	848	(4,396)	(8,391)	(22,532)
Income tax expense	—	—	—	—
Net income (loss)	848	(4,396)	(8,391)	(22,532)
Net income attributable to non-controlling interests	—	—	126	159
Net income (loss) attributable to Shimmick Corporation	$848	$(4,396)	$(8,517)	$(22,691)
Net income (loss) attributable to Shimmick Corporation per common share
Basic	$0.02	$(0.12)	$(0.22)	$(0.65)
Diluted	$0.02	$(0.12)	$(0.22)	$(0.65)

Shimmick Corporation

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended
	October 2,	October 3,
	2026	2025

Cash Flows From Operating Activities
Net loss	$(8,391)	$(22,532)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	2,961	4,520
Depreciation and amortization	8,426	9,840
Equity in earnings of unconsolidated joint ventures	(3,054)	(851)
Return on investment in unconsolidated joint ventures	1,323	3,802
Gain on sale of assets, net	(5,477)	(80)
Other	4,316	1,542
Changes in operating assets and liabilities:
Accounts receivable, net	11,964	1,203
Contract assets	(45,150)	(24,430)
Accounts payable	20,638	25,856
Contract liabilities	5,237	(55,166)
Accrued expenses	(3,673)	(3,022)
Other assets and liabilities	(3,851)	(6,414)
Net cash used in operating activities	(14,731)	(65,732)
Cash Flows From Investing Activities
Purchases of property, plant and equipment	(1,505)	(5,862)
Proceeds from sale of assets	5,134	4,868
Return of investment in unconsolidated joint ventures	—	2,935
Net cash provided by investing activities	3,629	1,941
Cash Flows From Financing Activities
Borrowings on credit and loan agreements	56,033	90,581
Repayments on credit and loan agreements	(50,003)	(42,079)
Net proceeds from underwritten equity and At The Market offerings	18,259	—
Distributions to non-controlling interests	(126)	—
Other, net	(354)	(1,581)
Net cash provided by financing activities	23,809	46,921
Net increase (decrease) in cash, cash equivalents and restricted cash	12,707	(16,870)
Cash, cash equivalents and restricted cash, beginning of period	21,859	35,795
Cash, cash equivalents and restricted cash, end of period	$34,566	$18,925
Reconciliation of cash, cash equivalents and restricted cash to the
Condensed Consolidated Balance Sheets
Cash and cash equivalents	$34,237	$17,597
Restricted cash	329	1,328
Total cash, cash equivalents and restricted cash	$34,566	$18,925

EXPLANATORY NOTES

Non-GAAP Financial Measures

Adjusted Net Income (Loss) and Adjusted Diluted Income (Loss) Per Common Share

Adjusted net income (loss) represents Net income (loss) attributable to Shimmick Corporation adjusted to eliminate stock-based compensation, legal fees and other costs for Non-Core Projects and transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted net income (loss) in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted net income (loss) can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted net income (loss) provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted net income (loss) as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
Adjusted net income (loss) does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted net income (loss) does not reflect the potentially dilutive impact of stock-based compensation, and
•
other companies, including companies in our industry, might calculate Adjusted net income (loss) or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted net income (loss) alongside Net income (loss) attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table A

Reconciliation between Net income (loss) attributable to

Shimmick Corporation and Adjusted net income (loss)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
(In thousands, except per share data)	2026	2025	2026	2025
Net income (loss) attributable to Shimmick Corporation	$848	$(4,396)	$(8,517)	$(22,691)
Transformation costs (1)	90	142	418	1,582
Stock-based compensation	1,058	1,202	2,961	4,520
Legal fees and other costs for Non-Core Projects (2)	1,482	2,652	5,484	3,746
Other (3)	71	164	268	397
Adjusted net income (loss)	$3,549	$(236)	$614	$(12,446)
Adjusted net income (loss) attributable to Shimmick Corporation per common share
Basic	$0.08	$(0.01)	$0.02	$(0.36)
Diluted	$0.08	$(0.01)	$0.02	$(0.36)

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.

Adjusted EBITDA

Adjusted EBITDA represents our Net income (loss) attributable to Shimmick Corporation before interest expense, income tax expense and depreciation and amortization, adjusted to eliminate stock-based compensation, legal fees and other costs for Non-Core Projects and transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner. We have also made an adjustment for transformation costs we have incurred including advisory costs in connection with settling outstanding claims, exiting the Non-Core Projects and transforming the Company to shift our strategy to meet the nation’s growing need for water and other critical infrastructure and grow our business.

We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operational plans. In particular, we believe that the exclusion of the income and expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations.

Our use of Adjusted EBITDA as an analytical tool has limitations, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized might have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements,
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs,
•
Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation,
•
Adjusted EBITDA does not reflect interest or tax payments that would reduce the cash available to us, and
•
other companies, including companies in our industry, might calculate Adjusted EBITDA or similarly titled measures differently, which reduces their usefulness as comparative measures.

Because of these and other limitations, you should consider Adjusted EBITDA alongside Net income (loss) attributable to Shimmick Corporation, which is the most directly comparable GAAP measure.

Table B

Reconciliation between Net income (loss) attributable to

Shimmick Corporation and Adjusted EBITDA

(unaudited)

	Three Months Ended		Nine Months Ended
	October 2,	October 3,	October 2,	October 3,
(In thousands)	2026	2025	2026	2025
Net income (loss) attributable to Shimmick Corporation	$848	$(4,396)	$(8,517)	$(22,691)
Interest expense	2,680	1,434	6,892	3,747
Income tax expense	—	—	—	—
Depreciation and amortization	2,676	3,131	8,426	9,840
Transformation costs (1)	90	142	418	1,582
Stock-based compensation	1,058	1,202	2,961	4,520
Legal fees and other costs for Non-Core Projects (2)	1,482	2,652	5,484	3,746
Other (3)	71	164	268	397
Adjusted EBITDA	$8,905	$4,329	$15,932	$1,141

(1) Consists of transformation-related costs we have incurred including advisory costs in connection with settling outstanding claims in connection with exiting certain Non-Core Projects as part of the Company’s growth strategy to address and capitalize on the nation’s growing need for water and other critical infrastructure.

(2) Consists of legal fees and other costs incurred in connection with claims relating to Non-Core Projects.

(3) Consists of transaction-related costs and changes in fair value of contingent consideration remaining after the impact of transactions with our prior owner.